EXHIBIT 99.3

TPI to Manufacture Composite Bus Bodies for Proterra Catalyst® Zero-Emission, Battery-Electric Buses

SCOTTSDALE, Ariz., March 16, 2017 (GLOBE NEWSWIRE) -- TPI Composites, Inc., (TPI) (Nasdaq:TPIC), announced today that it has entered an agreement to supply Proterra Inc. (Proterra) with composite bus bodies for its Catalyst transit vehicles. Engineers at TPI and Proterra collaborated in the design and development of a unique structural composite bus body for the Proterra 40’ Catalyst vehicle.

The composite structure provides a weight savings of approximately 40% over conventional metallic space frames. This lower mass body structure enables Proterra to provide its customers with industry-leading range for its battery-electric vehicles.  “As transit authorities around the globe implement programs to reduce CO2 emissions, TPI is excited to be working with Proterra, the leader in zero-emission buses,” said Steve Lockard, TPI’s President and CEO.

In addition to lighter weight, composite structures enable enhanced durability and reduced maintenance costs, by providing a corrosion-free solution. The bus body uses a combination of reinforcement materials and careful utilization of carbon fiber to minimize cost.

The composite bus body will be manufactured out of one of TPI’s New England facilities.  This new venture demonstrates the incremental market opportunities and applications for TPI’s expertise in composite technology and capabilities, while positioning TPI as a leader in providing products and services that showcase the importance of environmental sustainability.

“Partnering with TPI enables Proterra to support its rapidly growing business by utilizing TPI’s extensive composite manufacturing capabilities and factory network,” said Ryan Popple, CEO of Proterra.

About TPI Composites, Inc.:

TPI is an innovation leader for composite structures in the transportation market utilizing advanced composite technology and manufacturing expertise. TPI Composites, Inc. is the largest U.S.-based independent manufacturer of composite wind blades for the wind energy market. TPI delivers high-quality, cost effective composite solutions through long term relationships with leading wind turbine manufacturers.  TPI operates factories throughout the U.S., Mexico, China and Turkey. For more information about TPI, go to www.tpicomposites.com.

About Proterra:

Proterra is a leader in the design and manufacture of zero-emission vehicles that enable bus fleet operators to eliminate the dependency on fossil fuels and to significantly reduce operating costs while delivering clean, quiet transportation to the community. Proterra has sold more than 380 vehicles to 36 different municipal, university, and commercial transit agencies throughout North America. Proterra’s configurable EV platform, battery and charging options make its buses well suited for a wide range of transit and campus routes. With unmatched durability and energy efficiency based on rigorous U.S. certification testing, Proterra products are proudly designed, engineered and manufactured in America, with offices in Silicon Valley, South Carolina, and Los Angeles. For more information, visit: http://www.proterra.com and follow us on Twitter @Proterra_Inc.

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